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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg                  Colleen T. Bauman
Chief Financial Officer             Investor Relations
(248) 340-9090                      (248) 340-7731


                           CHAMPION MANAGEMENT REPORT

AUBURN HILLS, MICHIGAN, DECEMBER 19, 2001 - The following Management Report from Walter R. Young, Chairman, President and CEO of Champion Enterprises Inc. (NYSE:
CHB), was posted to Champion's website and sent to interested parties today.

         It's once again time for a Management Report, which will be our last until after our year end earnings release on Wednesday, February 13, 2002. Today I'll give you a brief industry update and discuss the recent performance in our three business platforms. I'll also talk about the future plans for our growing Genesis business.


INDUSTRY UPDATE.

         In case you haven't heard (or if you have it's worth repeating), year-over-year industry shipments turned positive in October-up 2.5% from a year ago! This long-awaited monthly increase is the first since March 1999. With the prospects for a better economy next spring, we hope that our industry repossession forecast of 90,000 homes in 2002 proves too high and new retail sales of 200,000 too low.

         The availability of consumer financing for the estimated 290,000 total demand next year appears adequate with the growing use of real estate mortgage financing within the industry. Over the last year we estimate that real estate loans have grown to 50% of the $13 billion manufactured housing industry. One reason for this growth in real estate loans is that personal property (home only) financing has been declining due to the unusually high interest rates charged to consumers for home-only loans. We estimate that last year real estate loans were only 20% of industry financing, while next year we expect the number to grow to about 60%.


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CHAMPION'S OPERATIONS.

         With less than two weeks left in the year, we continue to expect a loss for the fourth quarter in the range of $0.07 to $0.12 per diluted share on estimated revenues of $370 million. A year ago we had a loss of $0.42 per diluted share (excluding the goodwill impairment charges) when revenues were $387 million. With revenues off 23% through the first nine months of the year, a 4% decline in the fourth quarter certainly shows that the trend is getting better. We're pleased to end the year with this continuing positive trend and recovery indicator despite the loss we expect to report. Recognizing our progress since mid-1999, we're happy that Standard and Poor's recently improved our outlook to stable.

         RETAIL. Consumer traffic at our retail stores continues strong and in November was up over 20% per location from a year ago. Most of the 11 store closings we announced a month ago have been completed and the inventory absorbed. We have successfully increased our total floor plan credit lines to just under $100 million and already achieved our reduction of Conseco borrowings under the $40 million year-end goal.

         MANUFACTURING. Revenues at our manufacturing operations in November were up more than 4% for the month, following increases of 1% in September and 3% in October. Backlog levels ended the month at $30 million, up 39% year-over-year, but down from the beginning of the quarter due to the seasonally slower period we're now entering.

         GENESIS. Our Genesis operations are busy preparing for next February's International Home Builders Show in Atlanta. The new Bainbridge model, shown below, will be constructed and featured at the February 8-11 event. We hope to see many of you there.


Picture showing a 2,600 sq. ft. Bainbridge model, which has many amenities targeted at the growing baby boomer market.


GENESIS GOAL.

         This year we'll sell about 3,000 Genesis homes to builders and developers, about half of which will be modular homes. Due to the tremendous response these homes have received, we believe this business will continue to grow rapidly. By 2004 we expect to sell 10,000 homes through builders and developers, still only 1% of the traditional housing market but a substantial portion of the estimated modular industry. We estimate that about 35,000 modular homes were built and sold by the industry this year, with Champion being the only nationwide builder of these homes.


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         We're glad to get this year behind us and happy with the progress we made to be better positioned to take advantage of the upturn. We're excited for the new year and longer term prospects for our three business platforms.

         At this time we'd like to wish each of you a happy, peaceful and prosperous new year. Happy holidays!

                                      Walt

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced nearly 1.6 million homes since the company was founded. The company operates 49 homebuilding facilities in 16 states and western Canada and 218 company-owned retail centers in 27 states. Champion's homes are also sold by over 1,000 independent retail locations that have joined either the Champion Home Center or Alliance of Champions retail distribution networks and by 400 builders and developers. Further information can be found on our website, www.championhomes.net.

         This Management Report contains certain statements, including statements regarding industry trends, sales and earnings estimates, margins and profitability, retail sales activity, Genesis goals, and initiatives and strategies, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this Management Report. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and that discussion regarding risk factors is incorporated herein by reference.